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VICTOR TECHNOLOGIES GROUP, INC. ANNOUNCES
2012 SECOND QUARTER RESULTS

ST. LOUIS, MO - August 13, 2012 - Victor Technologies Group, Inc. (the "Company") today reported results for the three and six months ended June 30, 2012 as follows:

($ in thousands)
	Three Months Ended
	June 30, 2012	June 30, 2011	% Change
Net Sales	$132,257	$129,269	2.3%
Net Income	5,986	6,072	(1.4)%
Adjusted EBITDA	24,956	25,756	(3.1)%

	Six Months Ended
	June 30, 2012	June 30, 2011	% Change
Net Sales	$259,128	$245,766	5.4%
Net Income	11,198	6,160	81.8%
Adjusted EBITDA	45,966	43,214	6.4%

Financial Review for the Three Months Ended June 30, 2012
Net sales in the second quarter of 2012 were $132.3 million, an increase of 2.3% as compared to the second quarter of 2011. Stated in local currencies, net sales increased 3.2%, with U.S. sales increasing 1.2% and international sales increasing 5.6%.

Gross margin as a percent of net sales decreased 1.4% as compared to the same period in 2011.  Under its use of the last-in first-out (“LIFO”) inventory method, the Company recorded a $0.4 million charge to cost of sales resulting from expected inflation of manufacturing costs in the second quarter of 2012.  In the second quarter of 2011, a $0.5 million charge to cost of sales was recorded for LIFO.  Excluding these items, gross margin as a percent of sales was 35.9% in the second quarter of 2012 compared to 37.4% in the second quarter of 2011. This remaining decrease is due primarily to favorable absorption in the second quarter of 2011 as a result of an intended inventory build during the three months ended June 30, 2011 to cover customer demand while we relocated certain plant and equipment in accordance with our strategic initiatives.

Selling, general and administrative (“SG&A”) expenses were $27.5 million, or 20.8% of net sales, in the second quarter of 2012 compared to $27.7 million, or 21.4% of net sales, in the comparable period of 2011 as these costs were largely in line with the prior year.

Restructuring charges in the second quarter of 2012 totaled $0.8 million, consisting of employee terminations benefits and employee and equipment relocation expenses, bringing the cumulative restructuring charges recorded by the Company in connection with exit activities at manufacturing sites in West Lebanon, New

Hampshire and Pulau Indah, Selangor, Malaysia to $7.1 million. The Company expects ultimately to record aggregate pre-tax charges of approximately $8.3 million as a result of these restructuring activities and the remaining charges and substantially all of the payments for these exit activities are expected to be made during the remainder of 2012.

Interest expense, net, was $8.5 million in the second quarter of 2012 compared to $6.1 million in the second quarter of 2011. This increase is a result of an additional $100 million of Senior Secured Notes due 2017 (the "Additional Notes") in the second quarter of 2012.

The effective tax rate for the second quarter of 2012 was 27.0%, which was lower than the federal statutory rate as U.S. operating income was offset with the release of valuation allowances. The effective tax rate in the second quarter of 2011 was 46.7%, which exceeded the federal statutory rate primarily because U.S. operating losses could not be tax effected.

For the second quarter of 2012, net income was $6.0 million compared to $6.1 million in the second quarter of 2011.

Financial Review for the Six Months Ended June 30, 2012
Net sales in the first half of 2012 were $259.1 million, an increase of 5.4% as compared to the first half of 2011. Stated in local currencies, net sales increased 5.3%, with U.S. sales increasing 5.1% and international sales increasing 5.5%.

Gross margin in the first six months of 2012 was 35.1% of net sales as compared to 33.0% of net sales in the first six months of 2011. During the first half of 2012, the Company recorded a $0.1 million charge to costs of sales related to LIFO accounting, which resulted from expected inflation of manufacturing costs in 2012. In the comparable period of 2011, a $1.5 million charge to cost of sales was recorded for LIFO. Also in the first half of 2011, the Company expensed $3.3 million to cost of sales related to fair value purchase accounting adjustments for inventory.  Excluding these items, gross margin as a percent of sales was 35.2% in the first half of 2012 compared to 34.9% in the first half of 2011. This remaining increase is due to the beneficial impact of manufacturing efficiencies arising from our total cost productivity (“TCP”) program to lower costs and improve efficiency and increased volumes of activity in 2012.

SG&A expenses were $53.9 million, or 20.8% of net sales, in the first half of 2012 compared to $52.6 million, or 21.4% of net sales, in the comparable period of 2011. This increased dollar spend is primarily a result of increased headcount and headcount-related expenses primarily in the sales and marketing areas and one-time costs associated with the Company's name change. These cost increases were partially offset by decreased incentive compensation and depreciation expense.  Despite the additional investment in SG&A cost, SG&A as a percentage of net sales declined to 20.8% for the six months ended June 30, 2012.  The 60 basis point improvement during the first half of 2012 as compared to the first half of 2011 is a result of higher sales volumes.

Restructuring charges in the first half of 2012 totaled $1.7 million, consisting of employee terminations benefits and employee and equipment relocation expenses, bringing the cumulative restructuring charges recorded by the Company in connection with exit activities at manufacturing sites in West Lebanon, New Hampshire and Pulau Indah, Selangor, Malaysia to $7.1 million.

Interest expense, net, was $15.2 million in the first six months of 2012 compared to $12.4 million in the first six months of 2011. This increase reflects the effect of the issuance of the Additional Notes in March 2012, while the first half of 2011 partially included $176 million of Senior Subordinated Notes due 2014 that were redeemed on February 1, 2011.  The first half of 2012 also included a 66 basis point increase in the Company’s effective interest rate as compared to the first half of 2011.

The effective tax rate for the first half of 2012 was 30.0%. The effective tax rate in the first half of 2011 was 46.7%, which exceeded the federal statutory rate primarily because U.S. operating losses could not be tax effected. The Company’s projected 2012 income tax effective rate is approximately 30.0%, which is slightly lower than the federal statutory rate primarily due to the release of valuation allowances, partially offset by foreign earnings which are currently taxable as “deemed dividends” in the U.S.  These deemed dividends are not offset by the foreign tax credits due to uncertainty of their utilization.

For the first half of 2012, net income was $11.2 million compared to $6.2 million in the first half of 2011.  The higher net income amount for the first half of 2012 reflects a higher net sales base over the first half of 2011 combined with the impact of the prior year $3.3 million pre-tax purchase accounting inventory charge, partially offset by higher interest expense and restructuring charges in the first half of 2012 as compared to the comparable period in the prior year.

Cash Flows and Liquidity
Cash flows from operating activities provided $6.2 million of cash in the first six months of 2012 as compared to $10.0 million of cash used in the comparable period of 2011. This comparable increase in cash provided for the six months of 2012 reflects decreased working capital needs and an $8.7 million interest payment in February 2011 in conjunction with the defeasance on the Senior Subordinated Notes. There was no comparable payment in the first half of 2012.

On March 6, 2012, the Company issued $100 million in Additional Notes at par plus accrued but unpaid interest since December 15, 2011. The Additional Notes mature on December 15, 2017.

The Company used the proceeds of the Additional Notes to pay a cash dividend of $93.5 million to the Company's parent company, which allowed it to redeem a portion of its outstanding Series A preferred stock, and to pay fees and expenses related to the offering, and a 2% consent payment to each bondholder of the original $260 million Senior Secured Notes due 2017, totaling $5.2 million, in connection with the solicitation of consents to amend the related indenture agreement.

As of June 30, 2012, combined cash and availability under the Company's Working Capital Facility was $75.4 million.

Adjusted EBITDA
In the second quarter of 2012, Adjusted EBITDA was $25.0 million, or 18.9% of net sales, compared to $25.8 million of Adjusted EBITDA, or 19.9% of net sales, in the second quarter of 2011.

In the first half of 2012, Adjusted EBITDA was $46.0 million, or 17.7% of net sales, compared to $43.2 million of Adjusted EBITDA, or 17.6% of net sales, in the first half of 2011.

Outlook for 2012
Martin Quinn, Victor Technologies' Chief Executive Officer, commented, “We are pleased to report solid financial and operational results for the second quarter of 2012. Our second quarter sales surpassed a very strong sales performance in the second quarter of 2011, which also happened to be our strongest quarter of the 2011 fiscal year. Sales within our welding equipment product line exceeded our expectations as our new product introductions have been very well received by our customers."

“On July 13, 2012, we announced the acquisition of Robotronic Oy, the parent company of ProMotion Controls, Inc., a leading maker of advanced, intelligent CNC controllers used in shape-cutting machines. We are very excited about this acquisition as it enables us to provide end users with a fully-integrated automated plasma cutting solution to improve their productivity," Mr. Quinn said.

“As we look to the balance of 2012, it is difficult to gauge the strength of U.S. market demand, while economic conditions in both Europe and China are expected to remain challenging. We will continue to implement our strategy to drive for market share gains and EBITDA margin improvement through the continued introduction of new products and the restructuring of our manufacturing operations to increase efficiency and lower our cost base,” Mr. Quinn added.

Use of Non-GAAP Financial Measures
EBITDA, Adjusted EBITDA, and Adjusted Gross Margin, (our “Non-GAAP Measures”), as presented below, are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as measures of our liquidity.

We define EBITDA as net income plus interest, net, income tax provision and depreciation and amortization. Adjusted EBITDA represents EBITDA further adjusted to eliminate the expense of certain other noteworthy events that we do not consider to relate to the operating performance of the period presented. These adjustments include other charges, including, but not limited to, LIFO adjustments, fair value purchase accounting adjustments to inventory, restructuring and other severance expenses, management fees paid to our sponsor, non-cash stock compensation expense, and one-time expenses associated with the Company's name change. We define Adjusted Gross Margin as gross margin adjusted to eliminate the effect of certain non-cash items and the effects of certain other noteworthy items that we do not consider to relate to the operating performance of the period presented including, but not limited to, LIFO and fair value purchase accounting adjustments to inventory. Investors are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating EBITDA and Adjusted EBITDA, investors should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation.

Our Non-GAAP Measures may not be comparable to similarly titled measures of other companies. However, we believe these measures are meaningful to our investors to enhance their understanding of our operating performance across reporting periods on a consistent basis, as well as our ability to comply with the financial covenants of our existing material debt agreements and service our indebtedness, after considering each of our identified adjustments during any given reporting period. Although EBITDA and Adjusted EBITDA are not necessarily measures of our ability to fund our cash needs, we understand that they are frequently used by securities analysts, investors and other interested parties as measures of financial performance and to compare our performance with the performance of other companies that report EBITDA and Adjusted EBITDA. We believe Adjusted EBITDA also facilitates readers' ability to compare current period results to other periods by isolating the income or expense of certain noteworthy events that we do not consider to relate to the operating performance of the period presented. Adjusted EBITDA is reflective of management measurements, which focus on operating spending levels and efficiencies; and focus less on non-cash and certain periodic noteworthy items. For these reasons, Adjusted EBITDA is a significant component of our annual incentive compensation program.

Our Non-GAAP Measures have limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP. Other companies in our industry may calculate these measures differently than we do, limiting their usefulness as a comparative measure. Because of these limitations, our Non-GAAP Measures should not be considered as measures of discretionary cash available to use to invest in the growth of our business or as measures of cash that will be available to use to meet our obligations. Investors should compensate for these limitations by relying primarily on our GAAP results and using our Non-GAAP Measures for supplemental purposes only. We provide a presentation of net income as calculated under GAAP, which we believe is the most directly comparable GAAP measure, reconciled to our EBITDA and Adjusted EBITDA in the schedule below. We also provide reconciliations of gross margin as reported within the Condensed Consolidated Statements of Operations to Adjusted Gross Margin.

Conference Call
Victor Technologies will hold a teleconference on August 14, 2012 at 11:00 a.m. Eastern.

To participate via telephone, please dial:
U.S. and Canada: 1-888-780-9648
International: 1-210-234-0013
Conference ID: 9337583
Passcode: VICTOR

Those wishing to participate are asked to dial in ten minutes before the conference begins. For those unable to participate in the live conference call, a transcript of the call will be posted to the Victor Technologies website at www.victortechnologies.com within 24 hours following the call.

About Victor Technologies
Headquartered in St. Louis, Missouri, Victor Technologies provides superior solutions for cutting, welding and gas control equipment under brand names that include Victor®, Tweco®, Arcair®, Thermal Dynamics®, Thermal Arc®, Stoody®, TurboTorch®, Firepower® and Cigweld®. For more information about Victor Technologies, its products and services, visit the Company’s web site at www.victortechnologies.com.

Cautionary Statement Regarding Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management's current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company's operating results. These risks and factors are set forth in documents the Company files with the Securities and Exchange Commission, specifically in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 and other reports it files from time to time.

VICTOR TECHNOLOGIES GROUP, INC.
Condensed Consolidated Statements of Income
($ in thousands)

	Three Months Ended	% of	Three Months Ended	% of
	June 30, 2012	Sales	June 30, 2011	Sales

Net sales	$132,257	100.0%	$129,269	100.0%
Cost of goods sold	85,114	64.4%	81,475	63.0%
Gross margin	47,143	35.6%	47,794	37.0%
Selling, general and administrative expenses	27,459	20.8%	27,725	21.4%
Amortization of intangibles	1,584	1.2%	1,583	1.2%
Restructuring	848	0.6%	615	0.5%
Operating income	17,252	13.0%	17,871	13.8%
Other expense:
Interest, net	(8,453)	(6.4)%	(6,056)	(4.7)%
Amortization of deferred financing costs	(604)	(0.5)%	(432)	(0.3)%
Income before income tax provision	8,195	6.2%	11,383	8.8%
Income tax provision	2,209	1.7%	5,311	4.1%
Net income	$5,986	4.5%	$6,072	4.7%

	Six Months Ended	% of	Six Months Ended	% of
	June 30, 2012	Sales	June 30, 2011	Sales

Net sales	$259,128	100.0%	$245,766	100.0%
Cost of goods sold	168,117	64.9%	164,746	67.0%
Gross margin	91,011	35.1%	81,020	33.0%
Selling, general and administrative expenses	53,901	20.8%	52,555	21.4%
Amortization of intangibles	3,167	1.2%	3,129	1.3%
Restructuring	1,659	0.6%	615	0.3%
Operating income	32,284	12.5%	24,721	10.1%
Other expense:
Interest, net	(15,183)	(5.9)%	(12,353)	(5.0)%
Amortization of deferred financing costs	(1,100)	(0.4)%	(821)	(0.3)%
Income before income tax provision	16,001	6.2%	11,547	4.7%
Income tax provision	4,803	1.9%	5,387	2.2%
Net income	$11,198	4.3%	$6,160	2.5%

VICTOR TECHNOLOGIES GROUP, INC.
Condensed Consolidated Balance Sheets
($ in thousands)

	June 30, 2012	December 31, 2011
ASSETS

Cash and cash equivalents	$16,768	$20,856
Accounts receivable, net	81,355	68,570
Inventories	101,239	96,011
Prepaid expenses and other	11,479	11,972
Deferred tax assets	2,823	2,823
Total current assets	213,664	200,232
Property, plant and equipment, net	73,226	73,861
Goodwill	182,649	182,429
Intangibles, net	137,387	140,265
Deferred financing fees	16,725	13,416
Other assets	503	502
Total assets	$624,154	$610,705

LIABILITIES AND STOCKHOLDER'S EQUITY

Current maturities of other long-term obligations	$1,662	$1,715
Accounts payable	37,299	29,705
Accrued and other liabilities	37,643	43,560
Accrued interest	1,480	1,081
Income taxes payable	1,137	2,875
Deferred tax liabilities	3,584	3,584
Total current liabilities	82,805	82,520
Long-term obligations, less current maturities	357,853	263,607
Deferred tax liabilities	81,012	78,927
Other long-term liabilities	17,080	18,081
Total stockholder's equity	85,404	167,570
Total liabilities and stockholder's equity	$624,154	$610,705

VICTOR TECHNOLOGIES GROUP, INC.
Condensed Consolidated Statement of Cash Flows
($ in thousands)

	Six Months Ended
	June 30, 2012	June 30, 2011
Cash flows from operating activities:
Net income	$11,198	$6,160
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,290	12,241
Deferred income taxes	1,980	1,231
Stock compensation expense	378	258
Amortization of debt discount	214	—
Restructuring costs, net of payments	(753)	396
Changes in operating assets and liabilities:
Accounts receivable, net	(12,772)	(13,599)
Inventories	(5,219)	(15,570)
Prepaids	831	(3,560)
Accounts payable	8,029	12,783
Accrued interest	399	(8,092)
Accrued taxes	(1,776)	(1,128)
Accrued and other	(6,584)	(1,099)
Net cash provided by (used in) operating activities	6,215	(9,979)

Cash flows from investing activities:
Capital expenditures	(5,700)	(7,915)
Other	(289)	(322)
Net cash used in investing activities	(5,989)	(8,237)

Cash flows from financing activities:
Issuance of Senior Secured Notes due 2017	100,000	—
Senior Secured Notes discount	(5,200)	—
Dividend payment to Parent	(93,507)	—
Use of Trusteed Assets for redemption of Senior Subordinated Notes	—	183,685
Repayment of Senior Subordinated Notes	—	(176,095)
Repayments of other long-term obligations	(818)	(1,394)
Deferred financing fees	(4,409)	—
Proceeds from exercise of stock options	31	—
Other, net	(519)	(275)
Net cash provided by (used in) financing activities	(4,422)	5,921

Effect of exchange rate changes on cash and cash equivalents	108	562

Total decrease in cash and cash equivalents	(4,088)	(11,733)
Total cash and cash equivalents beginning of period	20,856	22,399
Total cash and cash equivalents end of period	$16,768	$10,666

Income taxes paid	$4,536	$5,325
Interest paid, including $8,688 for defeased Sr Subordinated Notes in 2011	$16,919	$21,713

VICTOR TECHNOLOGIES GROUP, INC.
Reconciliations of Net Income to EBITDA (1) and Adjusted EBITDA (1)
($ in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011

Net income	$5,986	$6,072	$11,198	$6,160
Plus:
Depreciation and amortization	5,199	6,220	10,288	12,241
Interest expense, net	8,453	6,056	15,183	12,353
Income tax provision	2,209	5,311	4,803	5,387
EBITDA (1)	$21,847	$23,659	$41,472	$36,141

LIFO method charge to cost of sales	380	530	80	1,500
Fair value purchase accounting adjustments to inventory	—	—	—	3,344
Restructuring and other severances	1,181	736	2,103	774
Irving Place Capital management fees and expenses	613	705	1,189	1,197
Stock compensation expense	191	126	378	258
Company name change expenses	744	—	744	—
Adjusted EBITDA (1)	$24,956	$25,756	$45,966	$43,214
% of Sales	18.9%	19.9%	17.7%	17.6%

Other Information:
Gross Margin, as reported	$47,143	$47,794	$91,011	$81,020
Plus:
LIFO method charge to cost of sales	380	530	80	1,500
Fair value purchase accounting adjustments to inventory	—	—	—	3,344
Adjusted Gross Margin (1)	$47,523	$48,324	$91,091	$85,864
% of Sales	35.9%	37.4%	35.2%	34.9%

(1) A non-GAAP measure